Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 29, 2015	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2014.

The Company’s revenues were $45,711,000 for the fourth quarter of 2014 compared with $46,592,000 for the fourth quarter of 2013.

Gaming revenues of $39,976,000 were down 2.0% compared to the fourth quarter of last year, primarily the result of lower table game revenue.

Other operating revenues were $5,735,000 compared to $5,817,000 for the fourth quarter of last year.  Occupancy levels in the Dover Downs Hotel were approximately 80% and 81% for the fourth quarters of 2014 and 2013, respectively.

General and administrative expense was slightly higher than the fourth quarter of 2013, primarily from increased pension expenses.

The Company recorded a pre-tax impairment charge of $358,000 to write-down the value of certain food & beverage equipment and improvements.

Interest expense decreased to $375,000 during the quarter as a result of lower average outstanding borrowings compared to last year.

Net loss was ($516,000), or ($.02) per diluted share, compared with ($418,000), or ($.01) per diluted share for the fourth quarter of 2013.

Net loss for the year was ($706,000), or ($.02) per diluted share compared with net earnings of $13,000 or $.00 per diluted share for 2013.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “During the year just ended, Dover Downs distributed $92 million to the state, the horsemen and the slot machine vendors.  The share of gaming revenues we were left with was insufficient to cover all expenses, and as you can see, leaves an otherwise profitable business with a $706,000 loss for the year.  Clearly, this demonstrates the irrationality of the current gaming revenue sharing formula and the need for rebalancing.  We will continue to make our case for change during the current session of the legislature which runs through June 30.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Gaming (1)	$39,976	$40,775	$160,391	$172,991
Other operating (2)	5,735	5,817	24,991	24,240
	45,711	46,592	185,382	197,231
Expenses:
Gaming	37,808	38,868	151,434	162,398
Other operating	4,117	4,275	17,808	17,314
Impairment charge	358	—	358	—
General and administrative	1,427	1,335	5,711	5,645
Depreciation	2,364	2,315	9,128	9,726
	46,074	46,793	184,439	195,083

Operating (loss) earnings	(363)	(201)	943	2,148

Interest expense	(375)	(485)	(1,687)	(1,752)

(Loss) earnings before income taxes	(738)	(686)	(744)	396

Income tax benefit (expense)	222	268	38	(383)

Net (loss) earnings	$(516)	$(418)	$(706)	$13

Net (loss) earnings per common share:
- Basic	$(0.02)	$(0.01)	$(0.02)	$—
- Diluted	$(0.02)	$(0.01)	$(0.02)	$—

Weighted average shares outstanding:
- Basic	31,962	31,849	31,961	31,849
- Diluted	31,962	31,849	31,961	31,849

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$10,079	$12,950
Accounts receivable	3,838	4,248
Due from State of Delaware	7,258	8,225
Inventories	1,783	1,957
Prepaid expenses and other	2,324	2,432
Receivable from Dover Motorsports, Inc.	22	—
Income taxes receivable	6	138
Deferred income taxes	1,243	1,268
Total current assets	26,553	31,218

Property and equipment, net	152,107	160,570
Other assets	752	932
Deferred income taxes	404	—
Total assets	$179,816	$192,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,975	$4,480
Purses due horsemen	6,917	7,978
Accrued liabilities	8,196	10,513
Payable to Dover Motorsports, Inc.	—	4
Deferred revenue	389	463
Revolving line of credit	39,010	47,040
Total current liabilities	58,487	70,478

Liability for pension benefits	8,980	3,353
Deferred income taxes	—	2,725
Total liabilities	67,467	76,556

Stockholders’ equity:
Common stock	1,788	1,774
Class A common stock	1,487	1,487
Additional paid-in capital	5,125	4,663
Retained earnings	108,629	109,335
Accumulated other comprehensive loss	(4,680)	(1,095)
Total stockholders’ equity	112,349	116,164
Total liabilities and stockholders’ equity	$179,816	$192,720

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2014	2013

Operating activities:
Net (loss) earnings	$(706)	$13
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	9,128	9,726
Amortization of credit facility origination fees	133	183
Stock-based compensation	580	682
Deferred income taxes	(723)	(519)
Impairment charge	358	—
Gain from insurance settlement	—	(22)
Changes in assets and liabilities:
Accounts receivable	410	(155)
Due from State of Delaware	967	1,483
Inventories	174	(36)
Prepaid expenses and other	154	662
Receivable from/payable to Dover Motorsports, Inc.	(26)	4
Income taxes receivable/payable	114	(138)
Accounts payable	(505)	915
Purses due horsemen	(1,061)	(1,855)
Accrued liabilities	(2,369)	152
Deferred revenue	(74)	117
Liability for pension benefits	(274)	(75)
Net cash provided by operating activities	6,280	11,137

Investing activities:
Capital expenditures	(900)	(1,574)
Purchase of available-for-sale securities	(35)	(37)
Proceeds from sale of available-for-sale securities	26	31
Insurance settlement proceeds	—	74
Net cash used in investing activities	(909)	(1,506)

Financing activities:
Borrowings from revolving line of credit	94,530	72,160
Repayments of revolving line of credit	(102,560)	(83,620)
Repurchase of common stock	(104)	(144)
Credit facility fees	(108)	(70)
Net cash used in financing activities	(8,242)	(11,674)

Net decrease in cash	(2,871)	(2,043)
Cash, beginning of period	12,950	14,993
Cash, end of period	$10,079	$12,950